CORTEVA agriscience

News Release 4Q & FY 2019

Corteva Reports Fourth Quarter and Full Year 2019 Results and Provides 2020 Guidance

WILMINGTON, Del., Jan. 30, 2020 – Corteva, Inc. (NYSE: CTVA) today reported financial results for the quarter ended December 31, 2019 and the full year 2019. The Company also provided 2020 guidance.

FULL YEAR 2019[2] RESULTS OVERVIEW	Net Sales	EPS	Income from Cont. Ops. (After Tax)
GAAP	$13.8 B	$0.02	$26 M
vs. FY 2018[2]	(3)%	+100%[6]	+101%[6]
	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$14.3 B	$1.43	$2.0 B
vs. FY 2018[2]	- %	(6)%	(4)%

- Full year reported net sales for 2019 were $13.8 billion, down 3% versus the prior year, driven by currency.
- GAAP earnings per share (EPS) from continuing operations were $0.02 for the full year – and GAAP income from continuing operations after taxes was $26 million.
- Outside of North America,[3] net sales in 2019 grew 1%, with an increase of 1% in Crop Protection and flat Seed sales. New product sales led to Rest of World organic sales[1] growth of 7% in Crop Protection and 6% in Seed.
- Operating EBITDA[1] was $2.0 billion, down 4% versus prior year, as weather-related declines in North America and currency impacts were partially offset by cost savings, gain on divestitures, and contribution from new products.
- Merger cost synergies were approximately $350 million for 2019, on track to deliver $1.2 billion by 2021.
- Corteva returned approximately $220 million to shareholders in 2019, in line with previous commitments.



"Our results show that we capitalized on the strength of our product pipeline to realize above-market organic growth especially outside of North America. We also delivered on our cost-synergy commitments and intensified our productivity actions. In our first six months as a stand-alone company, we demonstrated our collective strengths and our ability to navigate unprecedented market conditions to finish strong."

"As we look forward, we expect more normal weather conditions in North America will set the stage for further performance improvements. We remain committed to driving shareholder value and financial results consistent with our stated priorities."

– James C. Collins, Jr., Corteva Chief Executive Officer

Company Updates

Enlist E3™ Soybean Launch Accelerated

Corteva is accelerating the ramp-up of its Enlist E3™[4] soybeans, as well as its Enlist One® and Enlist Duo® herbicides, in the U.S. and Canada. Solid commercial and research performance results for the system in 2019 support acceleration. More than 20 additional licensees have been signed in the fourth quarter for a total of 120 licensees.

Conkesta Insect Control Trait Receives China Approval

Corteva received import authorization from China for the Conkesta™ soybean insect control trait in the fourth quarter. The trait approval had been in progress in China since 2014. The receipt of China import approval is a necessary step for commercialization of Conkesta E3™ in Latin America, which is on track for the early 2020s.

Crop Protection Asset Sales Demonstrate Best-Owner Model

Corteva agreed to sell Chlorpyrifos assets in India; Bensulfuron-Methyl assets in Asia Pacific (excluding China); Quinoxyfen business assets; and a selection of U.S. herbicide brands during the fourth quarter. These actions are aligned with the Company's commitment to driving an active portfolio management approach focused on margin expansion and shareholder value creation.

1. Organic sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA and Pro Forma Operating EBITDA are non-GAAP measures. See page 6 for further discussion. 2. First Quarter 2019 and prior year GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™ 5. The company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 6. Full year 2019 improvement over prior year for Loss from Continuing Operations After Income Taxes and GAAP EPS is primarily due to the absence of a goodwill impairment charge recognized in the third quarter 2018. See page 3 of the Financial Statement Schedules for further disclosure.

CORTEVA agriscience

News Release 4Q & FY 2019

4Q 2019 RESULTS OVERVIEW	Net Sales	EPS	Loss from Cont. Ops. (After Tax)
GAAP	$3.0 B	$(0.06)	$(42) M
vs. 4Q 2018[2]	+6%	+94%	+94%
	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$3.1 B	$0.07	$224 M
vs. 4Q 2018[2]	9%	+170%	+348%

Summary of Fourth Quarter 2019

For the fourth quarter ended December 31, 2019, reported net sales increased 6% versus the same period last year, with organic sales[1] increases of 9%.

Volumes increased 6% versus the prior-year period. Volume gains in both segments were driven primarily by North America as a result of stronger sales in multi-channel seed brands; penetration of Enlist™ herbicides in preparation for the 2020 planting season; and sales of new products in Latin America and EMEA[3].

Local price increased 3% versus the prior-year period, with higher prices in Latin America due to favorable mix from PowerCore Ultra® sales. Currency was a headwind of 3%, primarily from the Brazilian Real.

The Company achieved approximately $50 million in merger-related synergies in the quarter.

GAAP loss from continuing operations after income taxes was $(42) million for the fourth quarter. Operating EBITDA[1] was $224 million, a $174 million improvement versus the same period last year on a pro forma basis[2].

Crop Protection operating EBITDA improvement reflects merger-related cost synergies, gains on divestitures, and higher sales. Seed Operating EBITDA improvement reflects pricing gains resulting from favorable mix, merger-related cost synergies and continued productivity.

The Company reported a loss of $(0.06) for GAAP EPS from continuing operations and operating EPS[1] of $0.07 for the fourth quarter 2019.

($ in millions, except where noted)	FY 2019	FY 2018	% Change	% Organic Change[1]
Net Sales	**$13,846**	**$14,287**	**(3)%**	**- %**
North America	$6,929	$7,412	(7)%	(6)%
EMEA	$2,740	$2,765	(1)%	7%
Latin America	$2,889	$2,817	3%	8%
Asia Pacific	$1,288	$1,293	- %	3%

($ in millions, except where noted)	4Q 2019	4Q 2018	% Change	% Organic Change[1]
Net Sales	**$2,983**	**$2,815**	**6%**	**9%**
North America	$1,129	$978	15%	16%
EMEA	$404	$386	5%	7%
Latin America	$1,109	$1,083	2%	8%
Asia Pacific	$341	$368	(7)%	(6)%

News Release 4Q & FY 2019

Crop Protection Summary

Crop Protection net sales were $6.3 billion in 2019, down from $6.4 billion in 2018. The decrease was due to a 3% decline in currency and a 1% impact from portfolio, partially offset by a 1% increase in volume. Local price was flat.

Unfavorable currency impacts were primarily due to the Brazilian Real and the Euro. Volume gains driven by new product launches – including Enlist™ and Arylex™ herbicides, as well as Isoclast™ insecticide – were partially offset by unfavorable weather in North America, which resulted in lost spring applications.

Pricing gains from new product launches were offset by increased grower incentive program discounts in North America. The portfolio impact was driven by divestitures in North America and Asia Pacific.

Despite sales declines in 2019, Crop Protection pro forma operating EBITDA was $1.1 billion in 2019, essentially flat with 2018. Volume declines in North America, the unfavorable impact of currency and higher input costs more than offset cost synergies, sales from new products and ongoing productivity.

($ in millions, except where noted)	FY 2019	FY 2018	% Change	% Organic Change[1]
North America	$2,205	$2,438	(10)%	(9)%
EMEA	$1,362	$1,357	- %	7%
Latin America	$1,759	$1,715	3%	8%
Asia Pacific	$930	$935	(1)%	3%
Total FY Crop Protection Net Sales	**$6,256**	**$6,445**	**(3)%**	**1%**

Crop protection net sales for the fourth quarter of 2019 were $1.7 billion, up 3% versus the prior-year period. The increase was due to an 8% increase in volume, which was partially offset by a 3% decline in currency, 1% decline in local price and 1% impact from portfolio.

Volume gains were primarily driven by new product launches, including Enlist™ herbicide, coupled with a strong demand for insecticides in Latin America. Unfavorable currency impacts were primarily due to the Brazilian Real.

Pricing gains from new product launches were more than offset by increased grower incentive program discounts in North America. The portfolio impact was driven by divestitures in North America and Asia Pacific.

Crop Protection operating EBITDA was $277 million in the fourth quarter, up from $169 million in the same quarter last year. Cost synergies, gains on divestitures, and volume gains more than offset increased selling costs and the impact of portfolio changes.

($ in millions, except where noted)	4Q 2019	4Q 2018	% Change	% Organic Change[1]
North America	$643	$594	8%	9%
EMEA	$226	$200	13%	16%
Latin America	$615	$613	- %	7%
Asia Pacific	$256	$282	(9)%	(7)%
Total 4Q Crop Protection Net Sales	**$1,740**	**$1,689**	**3%**	**7%**

CORTEVA agriscience
News Release 4Q & FY 2019

Seed Summary

Seed net sales were approximately $7.6 billion in 2019, down from $7.8 billion in 2018. The decrease was due to a 2% decline in currency and a 1% decline in volume. Local price was flat.

Unfavorable currency impacts were primarily due to the Brazilian Real, Eastern European currencies, and the Euro. Volume gains in corn in EMEA were more than offset by significant weather-related planting delays in North America, leading to a reduction in planted area for soybeans, and multi-channel and multi-brand rationalization impacts in North America.

Competitive pricing pressure in soybeans in the U.S. and increased soybean and corn replant in North America were offset by favorable mix and continued penetration of PowerCore Ultra® in Latin America.

Seed pro forma operating EBITDA was $1.0 billion in 2019, down 9% vs. the prior year. Competitive pricing pressure, the unfavorable impact of currency, increased commissions and input costs, and volume declines more than offset cost synergies and ongoing productivity.

($ in millions, except where noted)	FY 2019	FY 2018	% Change	% Organic Change[1]
North America	$4,724	$4,974	(5)%	(5)%
EMEA	$1,378	$1,408	(2)%	6%
Latin America	$1,130	$1,102	3%	7%
Asia Pacific	$358	$358	- %	4%
Total FY Seed Net Sales	**$7,590**	**$7,842**	**(3)%**	**(1)%**

Seed net sales were $1.2 billion in the fourth quarter of 2019, up from $1.1 billion in the same quarter last year. The increase was due to an 8% increase in local price and a 5% increase in volume, partially offset by a 3% decline in currency.

The increase in local price was primarily driven by favorable mix in Latin America from PowerCore Ultra® and in North America due to pricing gains in corn and licensing incomes. Volume gains were driven by increased deliveries of multi-channel brands in North America.

Unfavorable currency impacts were largely driven by the Brazilian Real.

Seed operating EBITDA was a seasonal loss of $(26) million for the fourth quarter of 2019, as compared to a loss of $(87) million in the same quarter last year. Pricing gains on favorable mix and cost synergies and ongoing productivity were partially offset by higher input costs driven by higher royalties and lower production yields.

($ in millions, except where noted)	4Q 2019	4Q 2018	% Change	% Organic Change[1]
North America	$486	$384	27%	26%
EMEA	$178	$186	(4)%	(3)%
Latin America	$494	$470	5%	11%
Asia Pacific	$85	$86	(1)%	(4)%
Total 4Q Seed Net Sales	**$1,243**	**$1,126**	**10%**	**13%**

News Release 4Q & FY 2019 Outlook Corteva is not able to reconcile its forward-looking non- The Company provided guidance5 for full year 2020 net GAAP financial measures to its most comparable U.S. sales of approximately $14.5 billion and expects GAAP financial measures, as it is unable to predict with operating EBITDA of approximately $2.2 billion for the reasonable certainty items outside of its control, such same period. The Company’s operating EPS range is as significant items, without unreasonable effort. expected to be between $1.45 and $1.55 per share. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter and full-year earnings conference call with investors to discuss its results and outlook today, January 30, 2020, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Agriscience Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry- leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019, and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DuPont, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in our forward- looking statements and other estimates could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva's business, results of operations and financial condition. Some of the important factors that could cause Corteva's actual results to differ materially from those projected in any such forward-looking statements or estimates include: (i) effect of competition and consolidation in Corteva's industry; (ii) failure to successfully develop and commercialize Corteva's pipeline; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva's products; (iv) failure to enforce Corteva's intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva's biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of disruptions to Corteva's supply chain, information technology or network systems; (xi) competitor's establishment of an intermediary platform for distribution of Corteva's products; (xii) effect of volatility in Corteva's input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xiv) failure of Corteva's customers to pay their debts to Corteva, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva; (xvi) failure to benefit from significant cost synergies and risks related to the indemnification obligations of legacy DuPont liabilities in connection with the separation of Corteva; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with environmental laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva's global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; and (xxiii) risks related to our estimates with respect to goodwill and intangible assets. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva's management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement or other estimate, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements and estimates is included in the "Risk Factors" section of Exhibit 99.1 of Amendment No. 4 to Corteva's Registration Statement on Form 10 and of

News Release 4Q & FY 2019 Corteva's Quarterly Report on Form 10-Q for the period ended September 30, 2019, as modified by subsequent reports on Form 10-Q, 10-K and Current Reports on Form 8-K. Corteva Unaudited Pro Forma Financial Information In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the first quarter of 2019 and prior has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the merger of DuPont and Dow, debt retirement transactions related to paying off or retiring portions of Historical DuPont’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Corteva’s Form 10 registration statement filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include organic sales, operating EBITDA, pro forma operating EBITDA, operating EBITDA margin, pro forma operating EBITDA margin, operating earnings per share, pro forma operating earnings per share, base tax rate, and pro forma base tax rate. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 5 of the Financial Statement Schedules. For first quarter and prior year, these non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X. See Article 11 Pro Forma Combined Statements of Operations starting on page 15 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page 8 of the Financial Statement Schedules. Beginning January 1, 2020, the company will present accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto's Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits , net and foreign exchange gains (losses), excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings per share are defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items (including goodwill impairment charges), the after-tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company's intangible assets is excluded from these non- GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). All periods for the first quarter of 2019 and prior are on a pro forma basis as discussed above in the paragraph ‘Corteva Unaudited Pro Forma Financial Information’. ® TM SM Trademarks and service marks of Dow AgroSciences, DuPont or Pioneer, and their affiliated companies or their respective owners. # # # 01/30/2020 Media Contact: Investor Contact: Gregg M. Schmidt Megan Britt +1 302-485-3260 +1 302-485-3279 gregg.m.schmidt@corteva.com megan.britt@corteva.com